CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the caption “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information included in Post –Effective Amendment No. 10 to the Registration Statement (Form N-1A, No. 333-108229) of the SPARX Asia Funds.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated December 10, 2008, with respect to the financial statements and financial highlights of SPARX Japan Fund, SPARX Japan Smaller Companies Fund, SPARX Asia Pacific Opportunities Fund and SPARX Asia Pacific Equity Income Fund included in the October 31, 2008 Annual Report of the SPARX Asia Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 24, 2009